ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20090257621-44
Ross Miller Secretary of State State of Nevada	Filing Date and Time 03/17/2009 2:44 PM
	Entity Number E0180122007-2

Certificate of Correction

(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the entity for which correction is being made:

GETFUGU, INC.

2. Description of the original document for which correction is being made:

Certificate of Amendment to Articles of Incorporation

3. Filing date of the original document for which correction is being made: March 5, 2009

4. Description of the inaccuracy or defect.

Section 4 of the Certificate of Amendment to the Certificate of Incorporation filed on March 5, 2009 was erroneously blank.

5. Correction of the inaccuracy or defect.

Section 4 of the Certificate of Amendment to the Certificate of Incorporation filed on March 5, 2009 should read:
"4. Effective date of filing (optional): March 25, 2009."

6. Signature:

X [signature]
Authorized Signature

CEO
Title *

3/13/09
Date

*If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Correction
Revised: 7-1-08